UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2017

GALAXY GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30653	20-8143439
(Commission File Number)	(I.R.S. Employer Identification No.)

6767 Spencer Street

Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 939-3254

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 2, 2017, the Board of Directors of Galaxy Gaming, Inc. (the “Company”), functioning as the Company’s Audit Committee, determined that certain of the Company’s previously filed financial statements can no longer be relied upon.  While preparing the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company’s management became aware of two issues affecting the Company’s previously filed financial statements, described in more detail below.  Accordingly, the Company’s management, in conjunction with the Board of Directors, has determined that the Company’s financial statements in its annual report on Form 10-K for the year ended December 31, 2015, and the financial statements in its quarterly reports on Form 10-Q for the periods ended June 30 and September 30, 2016, should no longer be relied upon.

In the first issue, the Company’s management and the Board of Directors became aware that the amortization of original issue discount (“OID”) related to the Prime Table Games Note (the “PTG Note”) had not been deducted on the Company’s federal income tax returns in any period since the PTG Note was issued in October 2011 (in connection with the Company’s acquisition of certain assets from Prime Table Games UK and certain of its affiliates). Management intends to file amended tax returns for the fiscal years that are still open (2013 through 2015), if necessary, to reflect the permissible deduction of OID amortization from taxable income.  Management estimates that amending the affected tax returns will result in establishing previously unrecorded deferred tax assets (tax credits) of approximately $189,000 and $253,000 as of January 1 and December 31, 2015, respectively, which will be used to offset the Company’s estimated income tax liabilities.  To account for the tax return amendments, management intends to restate the Company’s financial statements as of and for the year ended December 31, 2015, to properly record the deferred tax assets and adjust the provision for income taxes accordingly.  Management and the Board of Directors have determined that the effect of this specific issue on the Company’s 2016 quarterly financial statements is not material and, therefore, the Company does not intend to restate quarterly results for the first three quarters of 2016 in connection with this issue.

In the second issue, the Company’s management and the Board of Directors became aware that since the inception of the PTG Note (which is denominated in UK pounds), the related foreign currency transaction gains and losses were incorrectly reported as other comprehensive income (a component of stockholders’ equity) instead of earnings.  Management believes the cumulative effect of this issue on the Company’s financial statements prior to 2015 is immaterial; however, the effect on 2015 (a foreign currency transaction gain of $267,195, net of the related tax effect) is believed to be material.  To properly record the foreign currency transaction gains and losses, management plans to restate the Company’s financial statements as of and for the year ended December 31, 2015, as well as the financial statements included in its quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2016.  The effect of the change for the quarter ended March 31, 2016, is not material and the Company does not intend to restate its financial statements for that period.

Although neither issue affects previously reported revenue or income from operations for any of the periods mentioned, management has now concluded that the Company's internal controls over financial reporting were not effective for the fiscal year ended December 31, 2015 and for the three quarters ended September 30, 2016.

In lieu of amending the Company’s annual report on Form 10-K for the period ended December 31, 2015, management plans to include the restated 2015 financial information in its annual report on Form 10-K for the year ended December 31, 2016, which is expected to be filed within two weeks from the date of this report. Management also plans to amend the Company's previously filed quarterly reports on Form 10-Q for the periods ended June 30 and September 30, 2016, which will be filed following the filing of the 2016 annual report.

Because the PTG Note was paid in full in the third quarter of 2016, management does not expect these accounting errors to recur.  Nevertheless, management plans to review (and revise as necessary) the Company’s accounting policies and procedures to ensure that proper controls are implemented related to its various activities.

The Board of Directors has discussed the issues described above with the Company’s current independent registered public accounting firm, Piercy Bowler Taylor & Kern, Certified Public Accountants (“PBTK”), as well as the

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effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting, and the determination that the above-referenced financial statements should no longer be relied upon.

The Company has provided to PBTK and to KLJ & Associates (“KLJ”), the Company’s former independent registered public accounting firm for the year ended December 31, 2015, a copy of this Current Report on Form 8-K and the disclosures made in response to Item 4.02 above, for their review and comment.  The Company has requested PBTK to provide a letter addressed to the Commission stating whether or not it agrees with the statements and disclosures provided herein with regard to PBTK and, if not, stating the respects in which PBTK does not agree.  PBTK’s letter to the Commission is attached as an exhibit to this 8-K as required by Item 4.02.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

Exhibit No.Description

16.1Letter from PBTK

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 3, 2017

GALAXY GAMING, INC.

        By:  /s/ Robert B. Saucier

         Robert B. Saucier

          Chief Executive Officer

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